Exhibit 21.1

Subsidiaries
Name	Jurisdiction
ATL Data Centers LLC	Georgia
CleanBlok, Inc.	Georgia
CleanSpark DW, LLC	Georgia
CleanSpark GLP, LLC	Georgia
CleanSpark LLC	California
CleanSpark II, LLC	Nevada
CleanSpark Critical Power Systems, Inc.	Nevada
CleanSpark HQ, LLC	Nevada
Solar Watt Solutions, Inc.	California
CSRE Properties, LLC	Georgia
CSRE Properties Norcross, LLC	Georgia
CSRE Properties Washington, LLC	Georgia
CSRE Properties Sandersville, LLC	Georgia
CSRE Properties Dalton, LLC	Georgia
CSRE Property Management Company, LLC	Georgia